EXECUTION VERSION

SHAREHOLDERS AGREEMENT
Dated as of January 4, 2017
by and between
Konecranes Plc
and
Terex Corporation

i

ii

SHAREHOLDERS AGREEMENT
THIS SHAREHOLDERS AGREEMENT, dated as of January 4, 2017, by and among Konecranes Plc, a Finnish public company limited by shares (the “Company”), and Terex Corporation, a Delaware corporation (“Theta”).
RECITALS:
A.On May 16, 2016, the Company and Theta entered into that certain Stock and Asset Purchase Agreement, pursuant to which the Company intends to acquire the “Material Handlings & Port Solutions” business of Theta for cash and Company Class B Shares (the “Purchase Agreement”).
B.    Pursuant to the Purchase Agreement and immediately following the Closing, the Shareholder Group will Beneficially Own 19,600,000 Company Class B Shares.
C.    Prior to the execution of this Agreement, in accordance with the Purchase Agreement, the amendment to the Company’s Articles of Association, attached as Exhibit I to the Purchase Agreement (the “Articles Amendment”), has been filed and made effective.
D.    Concurrently with the execution and delivery of this Agreement, the Company and Theta are entering into that certain registration rights agreement (the “Registration Rights Agreement”).
E.    The Company and Theta desire to establish in this Agreement certain terms and conditions concerning the Company Class B Shares to be owned by the Shareholder Group as of and from the Closing and related provisions concerning the Shareholder Group’s relationship with, and investment in, the Company as of and from the Closing.
AGREEMENT:
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
Article I.
DEFINITIONS
Section 1.1    Definitions. Unless otherwise herein defined, capitalized terms shall have the meanings ascribed to them below:
“Act” means the Finnish Companies Act (osakeyhtiölaki).
“Affiliate” means, in respect of any Person, a Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified, and “Affiliated” shall have a correlative meaning. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding anything to the contrary set forth in this Agreement: (a) the Company and its Affiliates shall not be deemed to be Affiliates of the Shareholder Group; and (b) the Shareholder Group and its Affiliates shall not be deemed to be Affiliates of the Company.
“Agreement” means this Shareholders Agreement, as amended, modified or supplemented from time to time, in accordance with the terms hereof, together with any exhibits, schedules or other attachments hereto.
“Articles Amendment” has the meaning set forth in the recitals of this Agreement.
“Articles of Association” means the Articles of Association of the Company as in effect as of the date hereof, including the Articles Amendment (including as it may subsequently be amended, modified and/or supplemented).
“Beneficially Own” with respect to any securities means the power to vote or direct the voting of, or to dispose or direct the disposition of, such securities, and the terms “Beneficial Ownership” and “Beneficial Owner” shall have correlative meanings.
“Board” or “Board of Directors” means the Board of Directors of the Company.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in (a) Helsinki, Finland and (b) New York, New York, United States of America.
“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person.
“Class B Articles Provisions” means those provisions of the Articles of Association that are listed in section 23 of the Articles of Association, the amendment of which requires the consent of Theta pursuant to section 23 of the Articles of Association.
“Closing” has the meaning set forth in the Purchase Agreement.
“Closing Date” means the date on which the Closing occurs.
“Company” has the meaning set forth in the Preamble.
“Company ADS” means American Depositary Shares representing Company Ordinary Shares.
“Company Change of Control” means (i) the acquisition of Capital Stock of the Company pursuant to a tender offer, exchange offer, merger, consolidation, dissolution, recapitalization,

refinancing or under any other circumstances that would result, directly or indirectly, in a Person or group of Persons acting in concert holding more than 50% of the voting securities of the Company, or (ii) the sale, lease, transfer, conveyance or other disposition, in a single transaction or in a related series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any other Person (or group of Persons acting in concert).
“Company Class B Shares” means the class B shares of the Company, with no nominal value.
“Company Ordinary Shares” means the registered ordinary shares of the Company, with no nominal value.
“Company Shares” means the Company ADSs, the Company Class B Shares and the Company Ordinary Shares.
“Director” means a member of the Board of Directors.
“Dispute” has the meaning set forth in Section 9.11(b).
“Distribution Transaction” means a transaction pursuant to which all or substantially all of the Company Shares Beneficially Owned by the Shareholder Group is sold or distributed to, or made available to be acquired by, in the form of Company ADSs (whether by redemption, dividend, share distribution, split-off, spin-off, rights offering, exchange offer, exercise of subscription rights, merger, or otherwise), all or substantially all of the holders of Theta’s issued and outstanding Capital Stock as of the earlier point in time of (i) the Distribution Transaction or (ii) immediately prior to a Shareholder Parent Change of Control, excluding, to the extent permitted by applicable law, any Person who has consummated or is seeking to consummate a Shareholder Parent Change of Control.
“Equity Interest” means, with respect to the Shareholder Group, as of any date of determination, the percentage represented by the quotient of, without duplication, (a) the aggregate number of Company Class B Shares owned (whether of record or book-entry) by the Shareholder Group divided by (b) the aggregate number of Company Ordinary Shares and Company Class B Shares outstanding.
“Equity Securities” means any equity securities of the Company (including the Company Shares) or securities convertible into or exercisable or exchangeable for equity securities of the Company.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
“Governmental Entity” any U.S., non-U.S. (including Finnish) or international governmental or regulatory authority, agency, commission, bureau, court, tribunal, arbitral body or other governmental, quasi-governmental, regulatory or self-regulatory entity.
“Initial Standstill Period” has the meaning set forth in Section 4.1(a).

“Law” means any rule, regulation, statute, order, ordinance, convention, directive, requirement, policy or code promulgated, issued, enacted, adopted, implemented or otherwise put into effect by any Governmental Entity, including any securities law.
“Maintenance Amount” means, with respect to the Shareholder Group, the number of Equity Securities to be acquired by the Shareholder Group in accordance with Section 6.2 such that following the Shareholder Group’s acquisition of such Equity Securities (and giving effect to any conversions required by Section 5.2(b)), the Shareholder Group’s Equity Interest is equal to the Shareholder Group’s Equity Interest immediately prior to the issuance of Equity Securities giving rise to the rights afforded to the Shareholder Group in Section 6.2.
“New Ordinary Shares” means any new Company Ordinary Shares that have been or are to be converted from Class B Shares into Company Ordinary Shares in accordance with Section 20 of the Articles of Association.
“Permitted Transferee” has the meaning set forth in Section 4.2(b)(iv).
“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or other organizational form.
“Purchase Agreement” has the meaning set forth in the recitals of this Agreement.
“Registration Rights Agreement” has the meaning set forth in the Recitals.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Shareholder Ownership Cap” means the maximum amount of voting securities of a Finnish company that a Person may hold without being required under the Finnish Securities Market Act to make a mandatory takeover offer to such company’s shareholders.
“Shareholder Parent Change of Control” means (i) the acquisition of Capital Stock of Theta pursuant to a merger, consolidation, dissolution, recapitalization, refinancing or under any other circumstances that would result, directly or indirectly, in a Person or a group of Persons acting in concert with respect to such acquisition holding more than 50% of the outstanding voting securities of Theta, (ii) the sale, lease, transfer, conveyance or other disposition, in a single transaction or in a related series of transactions, of all or substantially all of the assets of Theta and its Subsidiaries, taken as a whole, to any other Person (or group of Persons acting in concert), or (iii) the adoption of a plan relating to the liquidation or dissolution of Theta.
“Shareholder Designees” has the meaning set forth in Section 3.2(a).
“Shareholder Group” means Theta and its Subsidiaries.
“Shareholder Group Tender Offer” has the meaning set forth in Section 4.1(b).

“Subsequent Standstill Period” has the meaning set forth in Section 4.1(b).
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.
“Theta” has the meaning set forth in the Preamble.
“Transaction Agreements” means this Agreement, the Purchase Agreement, the Registration Rights Agreement (as defined in the Purchase Agreement), the Transition Services Agreement between the Company and Theta dated as of the date hereof, the French Offer Letter (as defined in the Purchase Agreement), the documents contemplated by the Demag JV Arrangements (as defined in the Purchase Agreement), and the Confidentiality Agreement between the Company and Theta dated as of June 12, 2015.
“Transfer” mean any direct or indirect sale, transfer, assignment, gift, placement in trust (voting or otherwise) or other disposition of any kind to any Person (excluding pledges and other security interests and hedging and derivative transactions).
“Unaffiliated Director” means a Director who is not a Shareholder Designee.
“Unapproved Shareholder Designee” means (i) any Shareholder Designee to which the Company reasonably objected in accordance with clause (i) of Section 3.2(d) or (ii) any Person listed on Exhibit A.
“U.S. GAAP” has the meaning set forth in Section 3.7.
“Voting Securities” means (i) the Company Shares and (ii) any other securities of the Company entitling its holder to voting rights at the Company’s general meeting of shareholders other than securities the voting rights of which have been restricted in the Articles of Association.
Section 1.2    General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned this Agreement and the Section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits hereto), and references herein to Sections refer to Sections of this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”
Article II.
BINDING EFFECT
Section 2.1    Binding Effect. The Company Class B Shares have the rights set out in the Company's Articles of Association as in effect on the date hereof. The provisions of Article III,

Section 5.2 and Article VI are in addition to the provisions set forth in the Articles of Association. In the event of any conflict between the Articles of Association and Article III, Section 5.2 and Article VI, the terms of the Articles of Association shall prevail. The Parties agree to be bound by the Class B Articles Provisions as if they were provisions of this Agreement.
Article III.
RIGHTS OF CLASS B SHARES
Section 3.1    Board Size. The Parties acknowledge that Section 12 of the Articles of Association sets out the minimum and maximum size of the Company’s Board.
Section 3.2    Appointment of the Shareholder Designees.
(a)    The Parties acknowledge that from and after the Closing, Theta, or such other member of the Shareholder Group as is designated by Theta by notice in writing to the Company (the “Theta Designating Person”) have in Section 5 of the Articles of Association been granted rights to appoint Directors (any such Director appointed pursuant to the Articles of Association, a “Shareholder Designee”) to the Board of Directors and to remove them from office.
(b)    The Shareholder Group hereby appoints David Sachs and Oren Shaffer (or if any or both of such persons is unable or unwilling to serve as a Director as of Closing, another person or persons, as applicable, designated by the Shareholder Group from the persons listed as Approved Theta Designees) as the initial Directors (the “Initial Shareholder Designees”), and the Company shall take all actions necessary to (i) cause such Initial Shareholder Designees to be appointed to the Board of Directors as of the Closing and (ii) to enable Theta to exercise its rights pursuant to Section 5 of the Articles of Association.
(c)    The Company and Theta agree that for purposes of Section 5(c) of the Articles of Association, the individuals listed on Exhibit B hereto, as updated from time to time jointly by Theta and the Company, shall constitute “Approved Theta Designees”.
(d)    Notwithstanding the Theta Designating Person's appointment rights in section 5 of the Articles of Association, (i) in the event that the Company reasonably objects to any Shareholder Designee, other than any Approved Theta Designee, the Company shall have the right to notify the Theta Designating Person in writing of such objections and the Company’s basis for such objection (which, to the extent the Company continues to object after the Theta Designating Person's consultation with the Company, must be reasonable) and the Theta Designating Person shall appoint a different Shareholder Designee taking into account in good faith the basis for the Company’s objection set forth in its objection notice; provided, however, that the Company shall not have the right to object to more than two (2) Shareholder Designees in each annual period and (ii) no Theta Designating Person shall appoint as a Shareholder Designee any Unapproved Shareholder Designee.
(e)    Without prejudice to any of the appointment rights of any Theta Designating Person set forth in the Articles of Association, the Theta Designating Person, in its sole discretion, and the Company shall cooperate to cause the appointment of any Shareholder Designee (other than with respect to the Initial Shareholder Designees, who shall be appointed as of Closing) to coincide with the appointment of other Directors.
(f)    If, according to the Articles of Association, the Shareholder Group would be required to remove Directors from Board of Directors, then the Theta Designating Person shall promptly (and in any event within two (2) Business Days) cause such number of the Shareholder Designees then serving on the Board to resign from the Board (such resigning Shareholder Designees to be selected at the Theta Designating Person’s sole discretion) as is necessary so that the remaining number of the Shareholder Designees then serving on the Board is less than or equal to the number of Shareholder Designees that the Theta Designating Person is then entitled to appoint to the Board pursuant to Section 5(a) of the Articles of Association.
Section 3.3    Committees. The Parties acknowledge that Section 8 of the Articles of Association includes provisions on Theta Designees’ rights to participate in Board committees.
Section 3.4    Expenses and Fees; Indemnification. The Parties acknowledge that Section 9 of the Articles of Association includes provisions expenses, compensation and indemnification of Theta Designees. For the avoidance of doubt the Parties acknowledge, that no equity compensation payable to a Shareholder Designee will be deemed to be Beneficially Owned by the Shareholder Group.
Section 3.5    Voting Rights. The Parties acknowledge that Section 10 of the Articles of Association includes provisions on the voting rights carried by the Company Ordinary Shares and Company Class B Shares.
Section 3.6    Top-Up Rights. The Parties acknowledge that Section 6 of the Articles of Association includes provisions on top-up rights linked to rights to appoint Shareholder Designees.
Section 3.7    Information Rights. The Company shall use reasonable best efforts to provide, or cause to be provided, as promptly as practicable, to the Shareholder Group all information necessary for Theta, in Theta’s reasonable judgment, to comply with U.S. reporting requirements and income tax compliance and other regulatory obligations, including financial statements of the Company that are compliant (including with respect to the timing of delivery to Theta) with Rule 3-09 of Regulation S-X promulgated under the Securities Act.  The Company acknowledges that Theta intends for financial accounting purposes pursuant to U.S. generally accepted accounting principles (“US GAAP”) to account for the Shareholder Group’s ownership of Company Class B Shares pursuant to the equity method of accounting.  The Company shall use reasonable best efforts to provide, or cause to be provided, as promptly as practicable, to the Shareholder Group all information necessary for Theta to so account for the Shareholder Group’s ownership of Company Class B Shares pursuant to US GAAP. For the avoidance of doubt, nothing in this Section 3.7 shall require the Company to produce financial statements prepared in accordance with U.S. GAAP.

Section 3.8    Dividend Rights.
(a)    The Parties acknowledge that each Company Ordinary Share and each Company Class B Share carries equal rights to dividends and other distributions of assets, as set out in Section 11 of the Articles of Association.
(b)    Subject to the mandatory provisions of the Act, the Company shall use its reasonable best efforts to maintain a shareholder dividend consistent with past practice and the Company shall establish and disclose a dividend policy that sets forth an annual minimum dividend of at least 50% of consolidated net income of the Company, subject to the compliance with the Act (including shareholder approval), the fiduciary duties of the Board and compliance with the Company’s then-existing credit and loan agreements.
(c)    Nothing set forth herein, including Section 4.1, shall in any way limit the Shareholder Group’s rights to demand a minimum dividend pursuant to section 7, chapter 13 of the Act, and the Shareholder Group shall have the right to make public statements regarding requests that the Company pay such dividends.
Article IV.
STANDSTILL, ACQUISITIONS OF SECURITIES AND TRANSFER RESTRICTIONS
Section 4.1    Standstill.
(a)    From and after the Closing until the fourth (4th) anniversary of the Closing Date (the “Initial Standstill Period”), unless otherwise approved, or an exemption or waiver is otherwise approved, by the Unaffiliated Directors, Theta shall not, and shall cause each of its Affiliates not to, directly or indirectly, alone or in concert with any other Person, except as otherwise expressly set forth in this Section 4.1(a):
(i)    offer to acquire or agree to acquire Beneficial Ownership of any Company Shares in addition to any Company Class B Shares acquired at Closing, except (A) pursuant to stock splits, reverse stock splits, stock dividends or distributions, combinations, reclassifications or any similar recapitalizations, (B) acquisitions of Company Ordinary Shares or Company ADSs up to the Shareholder Ownership Cap if such Company Ordinary Shares or Company ADSs are converted to Company Class B Shares in accordance with Section 5.2(b), or (C) acquisitions or purchases of Company Shares pursuant to and in accordance with Article VI;
(ii)    acquire, offer to acquire or agree to acquire any assets of the Company or any of its Subsidiaries that are material to the operations, financial condition or prospects of the Company and its Subsidiaries, taken as a whole;
(iii)    induce or attempt to induce any third party (it being understood that a “third party” shall exclude Affiliates of Theta, which shall be subject to the restrictions under clause (i) above) to propose or offer to acquire Beneficial Ownership of Company

Shares (other than the Company Shares held by the Shareholder Group as and to the extent permitted in accordance with Section 4.2);
(iv)    seek the election, appointment or removal of any Directors or seek a change in the composition or size of the Board (in each case, other than through the appointment or removal of any Shareholder Designee);
(v)    except (A) as otherwise required by applicable Law or (B) in case of a proposed Directed Issue, make or cause to be made any press release or similar public announcement or public communication relating to the way it intends to, or does, vote its Company Shares at any meeting of the shareholders of the Company or in connection with any action by written consent at or in which Company Shares are entitled to vote;
(vi)    deposit any Company Shares into a voting trust or subject any Company Shares to any proxy, arrangement or agreement with respect to the voting of such any Company Shares or other agreement having a similar effect (provided that nothing in this clause (vi) shall be interpreted as (A) preventing Theta and its Affiliates from voting its Company Shares, whether in person or by proxy, as it determines in its sole discretion, or (B) restricting the rights of Theta under Section 4.2);
(vii)     other than as permitted under the foregoing clause (v), initiate, propose or otherwise solicit shareholders for the approval of any shareholder proposal or solicit proxies or consents, or in any way participate in, directly or indirectly, any solicitation of proxies to vote, or seek to influence any Person with respect to the voting of, any Voting Securities (provided that nothing in this clause (vii) shall be interpreted as preventing Theta and its Affiliates from voting its Company Shares, whether in person or by proxy, as it determines in its sole discretion);
(viii)    publicly call or publicly requisition a call for any general, special or extraordinary meeting of the Company’s shareholders (other than pursuant to Section 4.2(e));
(ix)    make any public statement or disclosure inconsistent with the foregoing;
(x)    assist, advise, induce or attempt to induce (or provide any confidential information of the Company or any of its Subsidiaries for the purpose of assisting, advising, inducing or attempting to induce) any third party to take, or take any affirmative action to do, any of the foregoing; or
(xi)    propose or seek an amendment or waiver of any of the provisions of this Section 4.1(a).
(b)    From and after the Initial Standstill Period to the date that the Shareholder Group ceases to Beneficially Own any Company Class B Shares (the “Subsequent Standstill Period”), unless otherwise approved, or an exemption or waiver is otherwise approved, by the

Unaffiliated Directors, Theta shall not, and shall cause each of its Affiliates not to, directly or indirectly, alone or in concert with any other Person, except as otherwise expressly set forth in this Section 4.1(b):
(i)    seek the election, appointment or removal of any Directors or seek a change in the composition or size of the Board (in each case, other than through the appointment or removal of any Shareholder Designee);
(ii)    deposit any Company Shares into a voting trust or subject any Company Shares to any proxy, arrangement or agreement with respect to the voting of such any Company Shares or other agreement having a similar effect with respect to any matter on which the Company Class B Shares are not entitled to vote pursuant to Section 10 of the Articles of Association (provided that nothing in this clause (iii) shall be interpreted as (A) preventing Theta and its Affiliates from voting its Company Shares, whether in person or by proxy, as it determines in its sole discretion or (B) restricting the rights of Theta under Section 4.2);
(iii)    initiate, propose or otherwise solicit shareholders for the approval of any shareholder proposal or solicit proxies or consents, or in any way participate in, directly or indirectly, any solicitation of proxies to vote, or seek to influence any Person with respect to the voting of, any Voting Securities with respect to (A) any matter on which the Company Class B Shares are not entitled to vote pursuant to Section 10 of the Articles of Association, or (B) any proposal by Theta or its Affiliates to effect a Company Change of Control (provided that nothing in this clause (iv) shall be interpreted as preventing Theta and its Affiliates from voting its Company Shares, whether in person or by proxy, as it determines in its sole discretion);
(iv)    publicly call or publicly requisition a call for any general, special or extraordinary meeting of the Company’s shareholders with respect to (A) any matter on which the Company Class B Shares are not entitled to vote pursuant to Section 10 of the Articles of Association (other than pursuant to Section 4.2(e)), or (B) any proposal by Theta or its Affiliates to effect a Company Change of Control; or
(v)    make any public statement or disclosure inconsistent with the foregoing.
Notwithstanding anything to the contrary in the foregoing, during the Subsequent Standstill Period the Shareholder Group shall be permitted to offer to acquire, agree to acquire or acquire Beneficial Ownership of any Company Shares in addition to any Company Class B Shares acquired at Closing in the following circumstances (A) pursuant to stock splits, reverse stock splits, stock dividends or distributions, combinations, reclassifications or any similar recapitalizations, (B) acquisitions of Company Ordinary Shares or Company ADSs up to the Shareholder Ownership Cap if such Company Ordinary Shares or Company ADSs are converted to Company Class B Shares in accordance with Section 5.2(b), (C) acquisitions or purchases of Company Shares pursuant to and in accordance with Article VI and (D) in connection with an offer to acquire all of the outstanding Capital Stock of the Company, including the taking of any preparatory measures in connection with such offer, including obtaining undertakings from the Company’s shareholders to sell their shares in connection with such offer (such offer together with any preparatory measures, a “Shareholder Group Tender Offer”); provided, that Theta and its Affiliates shall have consulted with the Unaffiliated Directors at least twenty (20) Business Days prior to making such Shareholder Group Tender Offer. Upon the making of a Shareholder Group Tender Offer, the restrictions set forth in Section 4.1(b) shall be suspended until such time that the Shareholder Group Tender Offer is either withdrawn or completed. In the event that (i) a majority of Unaffiliated Directors recommend the Shareholder Group Tender Offer or (ii) following completion of such Shareholder Group Tender Offer, the Shareholder Group holds two thirds of the then-outstanding Voting Securities, then Section 4.1(b) shall automatically terminate upon completion of the Shareholder Group Tender Offer.
(c)    If, at any time during the Initial Standstill Period or the Subsequent Standstill Period, (i) the Company enters into definitive documentation providing for a transaction that, if consummated, would constitute a Company Change of Control; (ii) the Board publicly announces its determination that (A) it will sell or dispose of, or has commenced a process by which it proposes to sell or dispose of, the Company or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, (B) will consider offers or proposals for a transaction that, if consummated, would result in a Company Change of Control, or (C) the Company or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, is for sale; or (iii) a tender, takeover, exchange or similar offer that, if consummated, would constitute a Company Change of Control is commenced or the subject of an announcement of a firm intention to be made or commenced by any Person or group of Persons acting in concert and the Board either (x) publicly recommends that shareholders of the Company tender their shares of the Company to the Person or group of Persons acting in concert making such offer or (y) fails to recommend that the shareholders of the Company reject such offer, in each case within ten (10) Business Days after the date of commencement or posting of such offer, then, in any such case, the provisions of Section 4.1(a) and Section 4.1(b) shall terminate immediately and all other provisions of this Agreement shall remain in full force and effect; provided, however, that if, (x) with respect to clause (i) of this sentence, such transaction is terminated without being consummated, (y) with respect to clause (ii) of this sentence, the Board has publicly announced that it has rescinded such determination or (z) with respect to clause (iii) of this sentence, such offer or similar transaction is withdrawn, terminated or expires without being consummated or if the Board publicly recommends that the shareholders of the Company reject such offer, then, in any such case all provisions of Section 4.1 previously terminated shall be reinstated and shall be in full force and effect in accordance with their terms from and after the date of such termination, public announcement, withdrawal or expiration, as the case may be; provided further, that such reinstatement shall not prevent Theta or any of its Affiliates from continuing to pursue any activities described in this Section 4.1(c) that were definitively commenced after the date of such termination, but at or prior to the date of such reinstatement.
(d)    Notwithstanding anything to the contrary in this Section 4.1, nothing herein shall prohibit or prevent Theta or any of its Affiliates from acquiring securities of, or from entering into any merger or other business combination with, another Person that Beneficially Owns any Company Shares; provided, however, that (i) such other Person shall have acquired such Company Shares or other securities other than in contemplation of the Theta or any of its Affiliates acquiring the securities of, or entering into any such merger or other business combination with, such Person;

(ii) the Beneficial Ownership of such Company Shares or other securities by such other Person shall not be a primary reason for Theta or any of its Affiliates acquiring the securities of, or entering into any such merger or other business combination with, such other Person; and (iii) the combined Beneficial Ownership of such Company Shares of Theta or any of its Affiliates entering into the business combination and such other Person would not result in Theta or any of its Affiliates or such other Person being required, pursuant to the Finnish Securities Market Act, to commence a mandatory tender offer to acquire additional Company Shares.
Section 4.2    Transfer Restrictions.
(a)    Except for Transfers of Company Shares expressly permitted by Section 4.2(b):
(i)    until the Company Ordinary Shares or Company ADSs are registered under the Exchange Act (but, in any event, no longer than a period of three (3) months following the Closing Date) (the “Lock-Up Period”), the Shareholder Group shall not Transfer any Company Shares to any other Person, and
(ii)    from and after the expiration of such Lock-Up Period, the Shareholder Group shall not Transfer any Company Shares (including via block sale) to any other Person:
(a)    that, to the knowledge of Theta, after reasonable inquiry (including, where practicable, obtaining a representation of the ownership of Equity Securities of such transferee), would have Beneficial Ownership of Company Shares in excess of three percent (3%) of the Company Shares after giving effect to such Transfer, and
(b)    without first delivering a written representation to the Company that the Transfer satisfies the requirements set forth in Section 4.2(a)(ii)(a) and obtaining Board consent (which consent the Board shall promptly grant (and in any case grant within ten (10) Business Days of the date of the applicable written representation) if such Transfer complies with this Section 4.2(a)(ii)(a)).
(b)    The following Transfers of Company Shares are permitted:
(i)    Distribution Transactions made in accordance with Section 5.1, including any Transfer to an escrow agent, trustee or similar person in accordance with Section 5.1(c);
(ii)    If the Board has not approved such Transfer in accordance with Section 4.2(b)(v), Transfers representing 5% or more of the then outstanding Company Shares that are approved by the holders of a majority of the votes cast at any general meeting or special meeting of shareholders;
(iii)    Transfers pursuant to a Company Change of Control; and
(iv)    Transfers between and among Theta and any directly or indirectly held Subsidiary of Theta (a “Permitted Transferee”); provided that if any Permitted

Transferee to which Company Shares is transferred in accordance with this Section 4.2(b)(iv) ceases to be a Permitted Transferee, Theta shall reconvey (or cause the reconveyance of) such Company Shares to itself or another Permitted Transferee immediately before such Subsidiary ceases to be a Permitted Transferee or within ten (10) Business Days thereafter; and
(v)    Transfers approved by the affirmative vote of a majority of the Unaffiliated Directors.
(c)    Any waiver of the provisions of this Section 4.2 to permit a Transfer by the Shareholder Group shall require the approval of the Company (by the affirmative vote of a majority of the Unaffiliated Directors).
(d)    The Board shall promptly provide its consent in accordance with clause 19 of the Articles of Association to any Transfer of Company Class B Shares in accordance with Section 4.2(b)(iv), provided that such consent shall in any event be provided at the latest within 14 days of the Shareholder Group’s request, failing which the consent shall be deemed given. The parties acknowledge and agree that no Board consent for any Transfer of Company Shares shall be required except as set forth in Section 4.2(a)(ii)(b), Section 4.2(b)(iv), and Section 4.2(b)(v) and that the Board’s consent pursuant to clause 19 of the Articles of Association shall not be required in connection with Transfers permitted under this Agreement (other than a Transfers of Company Class B Shares in accordance with Section 4.2(b)(iv)).
(e)    In the event that the Shareholder Group desires to seek shareholder approval of a proposed Transfer pursuant to Section 4.2(b)(ii), the Shareholder Group shall provide written notice thereof to the Company, and the Company and the Board shall take all actions necessary to present the proposed Transfer to the holders of outstanding shares in the Company for their approval (and to seek such approval) at (i) the next annual general meeting of the Company’s shareholders which is scheduled to be held at least forty-five (45) Business Days after the date of such notice, or (ii) if no such annual general meeting is scheduled to be held within eighty (80) Business Days after such notice, a special meeting of the Company’s shareholders called by the Company for such purpose to be held within forty-five (45) Business Days after such notice, and the Shareholder Group shall reimburse the Company for its out-of-pocket expenses incurred in connection with such special meeting.
(f)    Upon the Company’s request, Theta and the Shareholder Group shall reasonably cooperate, and shall use reasonable efforts to procure that their account operator / custodian cooperates, to enter a note for the benefit of the Company on any relevant book-entry account restricting the right to Transfer (other than by Transfers permitted under this Section 4.2) any Company Ordinary Shares or Company ADSs Beneficially Owned by the Shareholder Group. The Company shall procure that such note is promptly removed in connection with any Transfer that is permitted under this Section 4.2, or, to the extent Company Ordinary Shares or Company ADSs Beneficially Owned by the Shareholder Group remain on the relevant book-entry account after such permitted Transfer, take any other action required to allow such permitted Transfer without removing the above mentioned note.

Article V.
DISTRIBUTION TRANSACTIONS; SHARE CONVERSION
Section 5.1    Distribution Transaction.
(a)    The Shareholder Group may, at any time following the Closing, effect a Distribution Transaction; provided that the Shareholder Group shall give the Company at least sixty (60) calendar days’ notice prior to such Distribution Transaction (or if such notice period is not reasonably possible under the circumstances, such prior written notice as is reasonably possible).
(b)    Prior to or concurrently with the closing of a Shareholder Parent Change of Control, the Company shall have the right, upon written notice to the Shareholder Group, to cause the Shareholder Group to effect a Distribution Transaction that results in the Transfer of all of the Company Shares Beneficially Owned by the Shareholder Group to holders of Theta’s issued and outstanding Capital Stock as of immediately prior to such Shareholder Parent Change of Control, excluding, to the extent permitted by applicable law, any Person who has consummated or is seeking to consummate such Shareholder Parent Change of Control, and the Shareholder Group shall notify the Company of any potential Shareholder Parent Change of Control at least sixty (60) calendar days prior to the date of the expected occurrence of the Shareholder Parent Change of Control (or if such notice period is not reasonably possible under the circumstances, such prior written notice as is reasonably possible).
(c)    With respect to any Distribution Transaction made in accordance with this Section 5.1, the Shareholder Group shall have the right, in good faith and in its sole discretion, to (a) determine the manner in which such Distribution Transaction is effected (including by redemption, dividend, share distribution, split-off, spin-off, rights offering, exchange offer, exercise of subscription rights, merger or otherwise), (b) determine the date and time on which such Distribution Transaction is to be consummated, provided, that the Shareholder Group shall reasonably consider the applicable legal and regulatory requirements in determining such date and time, and (c) condition the consummation of the Distribution Transaction upon (i) the consummation of the applicable Shareholder Parent Change of Control and (ii) compliance with applicable securities Laws. The Company shall use reasonable best efforts to take all actions as promptly as practicable to ensure that the Shareholder Group’s selected method of effecting the Distribution Transaction complies with applicable securities Laws, including, if required or requested pursuant to the Registration Rights Agreement, seeking to register the Distribution Transaction under the Securities Act and publishing a prospectus required under Finnish Law to be prepared by the Company that has been approved by the Finnish Financial Supervision Authority. In the event the Distribution Transaction shall not have occurred prior to the closing date of the applicable Shareholder Parent Change of Control because of the failure of the registration statement to become effective, or prospectus required under Finnish Law to be approved, prior to or at the closing of such Shareholder Parent Change of Control, the Shareholder Group shall Transfer their Company Shares to an escrow agent, trustee or similar person to hold on a non-voting basis for the benefit of, the intended recipients in the contemplated Distribution Transaction pending the effectiveness of the applicable registration statement or prospectus. In respect of the foregoing, the Shareholder Group and the Company agree that they shall use reasonable best efforts to use the Escrow Agent

(as such term is defined in the Purchase Agreement) and an escrow agreement on terms substantially similar to the Escrow Agreement (as such term is defined in the Purchase Agreement) in connection with any Distribution Transaction occurring after a Shareholder Parent Change of Control.
Section 5.2    Share Conversion and Listing.
(a)    The Parties acknowledge that Sections 20 and 21 of the Articles of Association include provisions on converting Company Class B Shares into Company Ordinary Shares and Company Ordinary Shares into Company Class B Shares, respectively. The Company shall take all actions reasonably necessary to consummate such conversions in accordance with Sections 20 and 21 of the Articles of Association and to promptly deliver the New Ordinary Shares to their holder in the Finnish book-entry system maintained by Euroclear Finland Ltd.
The Company shall use its reasonable best efforts to list the New Ordinary Shares on the NASDAQ Helsinki to enable trading with such New Ordinary Shares by their holder on the NASDAQ Helsinki as promptly as practicable and in any event within two Business Days of the consummation of the relevant conversion of Company Class B Shares into Company Ordinary Shares in accordance with the Articles of Association, provided, however, that if a prospectus that must be approved by the Finnish Financial Supervisory Authority is required under Finnish Law in connection with the listing of the New Ordinary Shares, the Company shall always have a maximum of sixty (60) calendar days for the drafting and approval of such prospectus before listing the New Ordinary Shares on the NASDAQ Helsinki (counting from the date the Company receives notice of the relevant conversion event including sufficient information to verify the applicability of a prospectus requirement).
(b)    For so long as the Company has any outstanding Company Class B Shares, Theta shall notify the Company of any Company Ordinary Shares or Company ADSs acquired by the Shareholder Group (including pursuant to Section 4.1(a), Section 4.1(b) or Section 6.2(a)). Section 21 of the Articles of Association provides the Company with the right to convert such Company Ordinary Shares or Company ADSs into newly issued Company Class B Shares. Theta agrees to take all actions reasonably necessary to consummate such conversion.
(c)    The parties acknowledge that should an exemption be available from the requirement to publish a listing prospectus in connection with the listing of the New Ordinary Shares on the NASDAQ Helsinki, the Company shall use all reasonable efforts to seek to apply such exemption in connection with such conversion and listing.
(d)    If the Shareholder Group wishes to Transfer its Company Shares in the form of Company ADSs or (in the case of a conversion in accordance with Section 22(a)(vii) of the Articles of Association) hold Company ADSs, the Company shall cooperate with any reasonable request made of the Company by or on behalf of the depositary in connection with the issuance of the ADSs representing the New Ordinary Shares.

Article VI.
PREEMPTIVE RIGHTS
Section 6.1    Preemptive Rights Generally. In accordance with the Act, the Shareholder Group shall be granted preemptive rights with respect to its Company Class B Shares to the extent that preemptive rights are granted to the holders of Company Ordinary Shares, and the Shareholder Group shall be permitted to exercise such preemptive rights as permitted under the Act.
Section 6.2    Directed Issues.
(a)    If the Company proposes to issue any Company Shares where preemptive rights are not afforded under Section 6.1 (a “Directed Issue”), the Shareholder Group shall have the right, for a six (6)-month period following receipt of the Directed Issue Notice, to purchase, in the capital markets, Company Shares in an amount up to the Maintenance Amount. The Shareholder Group shall promptly inform the Company of any purchases made pursuant to this Section 6.2(a), and any purchases made pursuant to this Section 6.2(a) must comply with Section 5.2(b).
(b)    The Company shall give notice (a “Directed Issue Notice”) to Theta of any Directed Issue on each of (w) the date that the Company issues Company Shares in a Directed Issue if such issuance, together with any prior Directed Issue of which the Shareholder Group has not previously been notified, exceeds one percent (1%) of the total number of Company Shares outstanding on a fully diluted basis, (x) the tenth (10th) trading day prior to the record date for any meeting of the shareholders of the Company, (y) the six (6)-month anniversary of each record date for the Company’s annual meeting of the shareholders and (z) any other date specified by the Unaffiliated Directors.
Article VII.
REPRESENTATIONS AND WARRANTIES
Section 7.1    Representations and Warranties of the Company. The Company represents and warrants to Theta that:
(a)    the Company is an entity duly organized and validly existing under the laws of the Finland and has the power and authority to enter into this Agreement and to carry out its obligations hereunder;
(b)    the execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby;
(c)    this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, and, assuming this Agreement constitutes a valid and binding obligation of Theta, is enforceable against the Company in accordance with its terms; and

(d)    none of the execution, delivery or performance of this Agreement by the Company constitutes a breach or violation of or conflicts with the Company’s articles of association (as amended by the Articles Amendment).
Section 7.2    Representations and Warranties of Theta. Theta represents and warrants to the Company that:
(a)    it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder;
(b)    the execution, delivery and performance of this Agreement by Theta has been duly authorized by all necessary action on the part of Theta and no other corporate proceedings on the part of Theta are necessary to authorize this Agreement or any of the transactions contemplated hereby;
(c)    this Agreement has been duly executed and delivered by Theta and constitutes a valid and binding obligation of Theta, and, assuming this Agreement constitutes a valid and binding obligation of the Company, is enforceable against Theta in accordance with its terms; and
(d)    none of the execution, delivery or performance of this Agreement by Theta constitutes a breach or violation of or conflicts with its restated certificate of incorporation or bylaws.
Article VIII.
TERMINATION
Section 8.1    Termination. Except as provided in Section 8.2 and other than the termination provisions applicable to particular Sections of this Agreement that are specifically provided elsewhere in this Agreement, this Agreement shall terminate upon the earlier of (a) the mutual written agreement of the Company and Theta, and (b) the date that the Shareholder Group ceases to Beneficially Own any Company Class B Shares.
Section 8.2    Effect of Termination; Survival. In the event of any termination of this Agreement pursuant to Section 8.1, there shall be no further liability or obligation hereunder on the part of any party hereto as to whom the termination is effective, and this Agreement (other than Article I, Section 9.5, Section 9.6, Section 9.7, Section 9.8, Section 9.10, and Section 9.11) shall thereafter be null and void as to such party; provided, that nothing contained in this Agreement (including this Section 8.2) shall relieve any party from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement occurring prior to such termination.
Article IX.
MISCELLANEOUS
Section 9.1    Amendment and Modification. This Agreement may be amended, modified and supplemented only by a written instrument signed by the Company and Theta. No waiver of any provision of this Agreement shall be effective unless it is signed by the party against whom the waiver is to be effective. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.
Section 9.2    Assignment; No Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by either party without the prior written consent of the other party. Any purported assignment without such prior written consent shall be null and void and of no effect. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors (including, in the case of the Company, any successor publicly traded Person resulting from a reorganization of the Company) and assigns. This Agreement shall not confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.
Section 9.3    Binding Effect; Entire Agreement. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and executors, administrators and heirs. This Agreement and the Transaction Agreements set forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior representations, agreements and understandings, written or oral, of any and every nature among them.
Section 9.4    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party.
Section 9.5    Notices and Addresses. Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served or sent by facsimile; on the Business Day after notice is delivered to a courier or mailed by express mail, if sent by courier delivery service or express mail for next day delivery; and on the third day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows:

(a)
If to Theta, to:

Terex Corporation
200 Nyala Farm Road,
Westport, CT 06880
United States of America
Attn: Eric I Cohen, Esq., Senior Vice President, Secretary & General Counsel
Facsimile: +1 (203) 222-7170

Email: eric.cohen@terex.com

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
United States of America
Attn: Philip Richter, Esq.
         David L. Shaw, Esq.
Facsimile: +1 (212) 859-4000
Email: philip.richter@friedfrank.com
            david.shaw@friedfrank.com

(b)
If to the Company, to:

Konecranes Plc
P.O. Box 661 (Koneenkatu 8)
FI-05801 Hyvinkää
Finland
Attn: Sirpa Poitsalo, Vice President, General Counsel
Facsimile: +358 20 427 2099
Email: sirpa.poitsalo@konecranes.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
Canary Wharf, London E14 5DS
United Kingdom
Attn: Scott V. Simpson, Esq.
          Lorenzo Corte, Esq.
Facsimile: +44 (0)207 519 7070
Email: scott.simpson@skadden.com
            lorenzo.corte@skadden.com

Section 9.6    Governing Law. This Agreement shall be governed and construed in accordance with the laws of Finland (except for Section 4.1, which shall be governed by the laws of the State of New York), including as to validity, interpretation, enforcement and effect, without regard to any applicable conflicts of law principles to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 9.7    Headings. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.
Section 9.8    Counterparts. This Agreement may be executed via facsimile or pdf and in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute one and the same instrument.
Section 9.9    Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the Class B Articles Provisions and the transactions contemplated hereby and thereby; provided, however, that no party shall be obligated to take any actions or omit to take any actions that would be inconsistent with applicable Law. At such times as the Shareholder Group may reasonably request, the Company will provide the Shareholder Group with information regarding the number of Company Ordinary Shares and Company Class B Shares outstanding on a fully diluted basis.
Section 9.10    Remedies. In the event of a breach or a threatened breach by any party to this Agreement of its obligations under this Agreement, any party injured or to be injured by such breach shall be entitled to specific performance of its rights under this Agreement or to injunctive relief, in addition to being entitled to exercise all rights provided in this Agreement and otherwise granted by Law.
Section 9.11    Arbitration; Jurisdiction and Venue.
(a)    Except as provided in Section 9.11(b), any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Finland Chamber of Commerce. The number of arbitrators shall be three. The seat of arbitration shall be Helsinki. The language of the arbitration shall be English.
(b)    Any action, suit, dispute or proceeding arising out of, in connection with, or relating in any way to this Agreement and the transactions contemplated hereby, whether in contract, tort, common law, statutory law, equity, or otherwise, including any question regarding its existence, validity, or scope (any “Dispute”) relating to Section 4.1 will be brought and resolved in the U.S. District Court for the Southern District of New York or, in the absence of jurisdiction in such court, by the Supreme Court of the State of New York sitting in New York County, and in the appellate courts having jurisdiction of appeals in such courts (collectively, the “New York Courts”). In that context, and without limiting the generality of the foregoing, each party irrevocably and unconditionally: (i) submits for itself and its property to the exclusive jurisdiction of the New York Courts with respect to any Dispute and for recognition and enforcement of any judgment in respect thereof, and agrees that all claims in respect of any Dispute shall be heard and determined in the New York Courts; (ii) agrees that venue would be proper in the New York Courts, and waives any objection that it may now or hereafter have that any New York Court is an improper or inconvenient forum for the resolution of any Dispute; and (iii) agrees that the mailing by certified or registered mail, return receipt requested, to the Persons listed in Section 9.5 of any process required by any New York Court, will be effective service of process.
(c)    Nothing herein will be deemed to prevent a party from making service of process by any means authorized by the laws of Finland (or the laws of the State of New York with respect to Section 4.1). The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in Finland or the State of New York for any purpose except with respect to any Dispute.
(d)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE HEREUNDER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.11(d).
(e)    In relation to the provisions of this Agreement that are governed by the laws of the State of New York, the parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions hereof were not performed in accordance with their specific terms or were otherwise breached and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived. It is accordingly agreed, in relation to the provisions of this Agreement that are governed by the laws of the State of New York, that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches hereof and to enforce specifically the terms and provisions hereof exclusively in New York state or federal court and any appellate court therefrom, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. This Section 9.11(e) shall not be construed as limiting the parties’ remedies available under applicable Law in relation to the provisions of this Agreement that are governed by the laws of Finland.
Section 9.12    Adjustments. References to numbers of shares and to sums of money contained herein shall be adjusted to account for any reclassification, exchange, substitution, combination, stock split or reverse stock split of any class of Capital Stock of the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.
Konecranes Plc
By:    /s/ Panu Routila
Name: Panu Routila
Title: Chief Executive Officer
Terex Corporation
By:    /s/ Eric I Cohen
Name: Eric I Cohen
Title: Senior Vice President

EXHIBIT A
UNAPPROVED SHAREHOLDER DESIGNEES

1) Any Person who was previously but no longer serves as a director or officer of Theta as of the date of this Agreement.
2) Any Person who is or has previously been a director, officer, or employee of Theta or any Affiliate of Theta following any Shareholder Parent Change of Control.

EXHIBIT B
APPROVED SHAREHOLDER DESIGNEES

1)	David Sachs

2)	Oren Shaffer